Exhibit 5.1

KOFF, CORN & BERGER, P.C.

ATTORNEYS AT LAW

303 EAST SEVENTEENTH AVENUE

TELEPHONE

SUITE 940

303.861.1166

DOUGLAS B. KOFF

DENVER, COLORADO 80203-1262

FACSIMILE

303.861.0601

E-MAIL    dkoff@wckblaw.com

April 21, 2004

Health Sciences Group, Inc.

6080 Center Drive, 6th Floor

Los Angeles, CA  90045

Re:

Form S-8 Registration Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Health Sciences Group, Inc. (the “Company”) covered by a Form S-8 Registration Statement, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.

4,200,000 shares of common stock, $.001 par value (the “Shares”) issuable pursuant to the Health Sciences Group, Inc. 2003 Stock Option, Deferred Stock and Restricted Stock Plan.

In connection with this opinion, we have examined the corporate records of the Company, including the Company’s Articles of Incorporation, Bylaws, applicable Minutes of its Board of Directors meetings, the Registration Statement and such other documents and records as we deemed relevant in order to render this opinion.

Based on this foregoing, it is our opinion that, after the Registration Statement becomes effective and the Shares have been issued and delivered as described therein, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Koff Corn & Berger, P.C.

KOFF, CORN & BERGER, P. C.

DBK/gm